Exhibit 2.1

Agreement and Plan of Merger

dated as of

December 26, 2014

and entered into

by and among

Bling Marketing Inc.,

a Nevada corporation

and

NG Acquisition Inc.,

a California Corporation,

and

NuGene, Inc.,

a California corporation,

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of December 26, 2014, is entered into by and among Bling Marketing Inc., a Nevada corporation (“Parent”), NG Acquisition Inc., a California corporation wholly owned by Parent (“Sub”), and NuGene, Inc., a California corporation (“Company”), with respect to the following matters:

RECITALS

A.           Company has developed and is developing, among other things, certain stem cell based and biologically active cosmeceutical products.

B.           The Boards of Directors of Parent, Sub and Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein that constitutes a tax-free transaction meeting the requirements of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), in which Sub would merge with and into Company and Company would become a wholly-owned subsidiary of Parent (the “Merger”). The Boards of Directors of Parent, Sub and Company further intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 354(a) of the Code.

C.           Parent, Sub, and Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

Now therefore, in consideration of the mutual covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Section 1.  The Merger.

1.1         The Merger.  At the Effective Time (as defined in Section 1.2), upon the terms and subject to the conditions of this Agreement, Sub shall be merged with and into Company in accordance with, as applicable, Chapter 11 and such other provisions as are applicable of the California General Corporation Law (the “California Code”). Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).  Sub and Company are sometimes referred to herein as the “Constituent Corporations.”  As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or cancelled in the manner provided in Section 2.

1.2         Effective Time.  At the Closing (as defined in Section 1.3), a certificate or certificates of merger (each and collectively, the “Certificate of Merger”) shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of California (the “California Secretary of State”) for filing, as provided in Chapter 11 of the California Code, on, or as soon as practicable after, the Closing Date (as defined in Section 1.3). The Merger shall become effective at the time of the filing of the Certificate of Merger with the California Secretary of State (the date and time of such filing being referred to herein as the “Effective Time”).

1.3         Closing.  The closing of the Merger (the “Closing”) will take place at 11111 Santa Monica Boulevard, Suite 1840, Los Angeles, California 90025, or at such other place as the parties hereto mutually agree, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, on the first business day following satisfaction of the conditions set forth in Sections 6.2 and 7.2, provided that the other closing conditions set forth in Sections 6 and 7 have been satisfied or, if permissible, waived in accordance with this Agreement, or on such other date as the parties hereto mutually agree (the “Closing Date”).  At the Closing there shall be delivered to Parent, Sub and Company the certificates and other documents and instruments required to be delivered hereunder, including without limitation, under Sections 7 and 8.

1.4         Articles of Incorporation and Bylaws of the Surviving Corporation.  At the Effective Time, (i) the Articles of Incorporation of Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and (ii) the Bylaws of Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

1.5         Directors and Officers of the Surviving Corporation and of Parent.  The directors of Company and the officers of Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of each of the Surviving Corporation and the Parent until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s or Parent’s Articles of Incorporation and Bylaws, as the case may be.

1.6         Effects of the Merger.  Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the California Code.

1.7         Further Assurances.  Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

2

Section 2.            Conversion of Shares; Acquisition of Certain Outstanding Parent Shares.

2.1         Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a)         Capital Stock of Sub.  Each issued and outstanding share of the common stock, no par value per share, of Sub (“Sub Common Stock”) shall be converted into and become one fully paid and nonassessable share of common stock, no par par value per share, of the Surviving Corporation (“Surviving Corporation Common Stock”).  Each certificate representing outstanding shares of Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

(b)         Cancellation of Treasury Stock and Stock Owned by Parent and Subsidiaries.  All shares of common stock, no par value per share, of Company (“Company Common Stock”) that are owned by Company as treasury stock and any shares of Company Common Stock owned by Parent, Sub or any other wholly-owned Subsidiary (as hereinafter defined) of Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.  As used in this Agreement, “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

(c)         Exchange Ratio for Company Common Stock.  Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) shall be converted into the right to receive an amount of fully paid and nonassessable shares of common stock, $0.0001 par value, of Parent (“Parent Common Stock”) equal to the Conversion Number (as defined below), subject to adjustment as may be otherwise set forth in this Agreement. Each share of preferred stock of Company (the “Company Preferred Stock”) shall be converted into the right to receive an amount of fully paid and nonassesable shares of preferred stock of Parent (the “Parent Preferred Stock”) equal to the Conversion Number for the Company’s Preferred Stock, subject to adjustment as may be otherwise set forth in this Agreement. All such shares of Company Common Stock and Company Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock, or Parent Preferred Stock, as the case may be, to be issued in consideration therefor, upon the surrender of such certificate in accordance with Section 2.2, without interest. For purposes hereof, subject to adjustment as may be otherwise set forth in this Agreement and after giving effect to a proposed 15.04 to 1 stock split in the form of a dividend declared by the board of Parent on December 23, 2014, the “Conversion Number” shall be 2.22 shares of Parent Company Stock for each share of Company Common Stock outstanding and shall be 9.5886 share of Parent Preferred Stock for each share of Company Preferred Stock outstanding.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

3

(d)         Dissenting Shares.

(i)          The Company may elect to obtain the approval of its shareholders (determined as of the date immediately preceding the Closing) (the “Company Shareholders”) to the Merger and the transactions contemplated hereby and pursuant thereto, provided, however, that unless required by the applicable provisions of the California Code, including without limitation, the provisions of Section 1201 thereof, no such approval shall be required hereunder.

(ii)         Unless otherwise required by the applicable provisions of the California Code, including without limitation, the provisions of Section 1301 thereof, the Company shall not be obligated to offer any appraisal or other “dissenter’s rights”) to the Company Shareholders.

(iii)        If required by the applicable provisions of the California Code, including without limitation, the provisions of Section 1301 thereof, each outstanding share of Company Common Stock the holder of which has not voted in favor of the Merger, has perfected such holder’s right to an appraisal of such holder’s shares in accordance with the applicable provisions of the California Code and has not effectively withdrawn or lost such right to appraisal (a “Dissenting Share”), shall not be converted into or represent a right to receive shares of Parent Common Stock pursuant to Section 2.1I, but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the California Code; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the California Code, shall be deemed to be converted into, as of the Effective Time, the right to receive shares of Parent Common Stock pursuant to Section 2.1I. In such event, Company shall give Parent (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the California Code relating to the appraisal process received by Company and (y) the Business to direct all negotiations and proceedings with respect to demands for appraisal under the California Code.  Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

2.2         Exchange of Certificates.

(a)         Exchange Agent.  On the Closing Date, Parent shall make available to such person designated by Company and reasonably acceptable to Parent (the “Exchange Agent”), certificates representing the number of duly authorized shares of Parent Common Stock issuable in connection with the Merger, to be held for the benefit of and distributed to the holders of Company Common Stock in accordance with this Section.  The Exchange Agent shall agree to hold such shares of Parent Common Stock (such shares of Parent Common Stock being referred to herein as the “Exchange Fund”) for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Exchange Agent, Company and Parent.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

4

(b)         Exchange Procedures.  As soon as reasonably practicable after the Effective Time and subject to the surrender provisions of this Section 2.2(b), the Exchange Agent shall deliver to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) whose shares are converted pursuant to Section 2.1(c) into the right to receive shares of Parent Common Stock a certificate representing that number of shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Section 2.  Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such endorsements for transfer duly executed and completed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Section 2, and the Certificate so surrendered shall forthwith be canceled.  In no event shall the holder of any Certificate be entitled to receive interest on any property to be received in the Merger.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, a certificate representing that number of whole shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of Parent, except as limited by paragraph (c) below, to represent ownership of the number of shares of Parent Common Stock into which the number of shares of Company Common Stock shown thereon have been converted as contemplated by this Section 2.

(c)         Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section.  Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

5

(d)         No Further Ownership Rights in Company Common Stock.  All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby, subject, however, to the Surviving Corporation’s obligation to pay any dividends which may have been declared by Company on such shares of Company Common Stock in accordance with the terms of this Agreement and which remained unpaid at the Effective Time.  From and after the Effective Time, the stock transfer books of Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

(e)         Fractional Shares.  Parent may issue certificates or scrip representing fractional shares of Parent Common Stock to be issued in the Merger upon the surrender for exchange of Certificates.

(f)         Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the stockholders of Company for three (3) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of Company who have not theretofore complied with this Section 2 shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.  Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash payable in respect of fractional share interests delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 3.            Representations and Warranties of Company.  Company represents and warrants to Parent and Sub as follows:

3.1         Corporate Existence, Power and Authority.  Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business (the “Business”) as now being conducted, and to own, lease or otherwise hold its properties, to enter into this Agreement, and to carry out the Merger Transactions (as defined below) to which it is a party. For purposes hereof, “Merger Transactions” shall mean the Merger and such other transactions as may be contemplated hereby or in connection herewith.

3.2         Corporate Action.  The execution and delivery of this Agreement by Company and the consummation by Company of the Merger Transactions to which it is a party have been authorized by all requisite corporate action on the part of Company.

3.3         Validity.  This Agreement constitutes the legal, valid and binding obligation of Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

6

3.4         Financial Statements. The audited financial statements of Company as of and for the years ended December 31, 2012 and 2013, and unaudited financial statements for the interim nine month periods ended September 30, 2013 and 2014, which have been delivered to Parent, or will be delivered prior to or within seventy one (71) days of the Closing (hereinafter referred to as the “Company Financial Statements”), fairly present, to the knowledge of the Company, the financial condition of Company as of the dates thereof and the results of its operations for the periods covered thereby. To the knowledge of the Company, other than as set forth in any schedule or exhibit attached hereto, and except as may otherwise be set forth or referenced herein, there are no material liabilities or obligations, either fixed or contingent, not disclosed or referenced in the Company Financial Statements or in any exhibit or notes thereto other than contracts or obligations occurring in the ordinary course of business since September 30, 2014; and no such contracts or obligations occurring in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of Company as reflected in the Company Financial Statements. Company has, or will have at the Closing, good title to all assets, properties or contracts shown on the Company Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth herein and therein and liens and encumbrances of record disclosed therein.

3.5         Qualification as a Foreign Corporation.  Company is duly qualified and in good standing as a foreign corporation and licensed to conduct the Business as now being conducted in each jurisdiction in which Company is required to be qualified to conduct the Business, except where failure to be so qualified, in good standing and licensed would have no material and adverse impact on the ownership of its assets and properties or the conduct of the Business.

3.6         Conflict with Other Instruments.  Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the Merger Transactions to which it is a party will (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on, or cause the triggering of a “due on sale” clause or similar restriction or provision affecting, any of its assets or properties pursuant to (A) the articles of incorporation or bylaws of Company or (B) any material indenture, mortgage, lease, agreement or other instrument to which Company is a party or by which it, or any of its assets or properties, may be bound or affected, or (ii) violate any provision of law, statute, rule or regulation to which Company is subject or by which it or its properties are bound except where such violation would have no material and adverse impact on the ownership of its assets or properties or the conduct of the Business.

3.7         Capitalization.  The authorized capital stock of Company consists of 50,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock.  As of the date hereof, there are 11,735,479 shares of common stock of Company and 200,000 shares of Company Preferred Stock issued and outstanding, respectively and persons set forth on Schedule I (the “Company Shareholders”) own the shares of Company Common Stock or Company Preferred Stock as set forth on Schedule 3.7.  All of the issued and outstanding shares of Company Common Stock and all of the issued and outstanding shares of Company Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights.  Except as set forth on Schedule 3.7, to the knowledge of the Company, there are no voting trusts, shareholder agreements or other voting arrangements, capacities, charges, liens or encumbrances on any shares of Company Stock that have been entered into by Company Shareholders.  Except as set forth on Schedule 3.7 there are no outstanding subscriptions, contracts, convertible or exchangeable securities, options, warrants, calls or other rights obligating Company to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of Company.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

7

3.8         No Adverse Change.  To the knowledge of Company, since September 30, 2014: (i) there has been no material adverse change in the condition, financial or otherwise, of the Business or its assets or properties, or in the prospects thereof or therefor; and, (ii)  Since September 30, 2014none of its assets or properties or the Business has been adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of any fire, flood, accident, explosion, strike, labor disturbance, riot, act of God or the public enemy or other calamity or casualty.  Except as previously disclosed to Parent in writing pursuant to this Agreement and since September 30, 2014, Company (i) has not become involved in any unresolved labor trouble or dispute which materially and adversely affects the Business, (ii) has not become a party to any collective bargaining agreement, and (iii) has not suffered any liability, judgment, lien or termination of contract or the imposition of any obligation, the effect of which shall be materially adverse to the Business or its assets or properties.

3.9         Assets; Title to Assets.  The assets or properties of Company consist principally of tangible and intangible assets, including know how and other intellectual property (the “Intellectual Property”), all as further described on Schedule 3.9 (the “Principal Assets”).  The Company has good and marketable title to the Principal Assets, free and clear of all mortgages, liens, claims or encumbrances of any kind or any conditional sale agreement or other title retention agreement.

3.10         Material Contracts.  Company has furnished or made available to Parent accurate and complete copies or detailed descriptions of Company Material Contracts (as defined below) applicable to Company including the Intellectual Property.  With respect to any Company Material Contract, Company is not aware of any existing breach, default or event of default by Company, or event that with notice or lapse of time or both would constitute a breach, default or event of default by Company, other than breaches, defaults or events of default that would not have a material adverse effect on the business, assets or prospects of Company (a “Company Material Adverse Effect”), nor does Company know of, and Company has not received notice of, or made a claim with respect to, any breach or default by any other party thereto that would, severally or in the aggregate, have a Company Material Adverse Effect.  As used herein, the term “Company Material Contracts” shall mean all (i) employee benefit plans, share option schemes or agreements and employment, consulting or similar contracts, (ii) contracts that involve remaining aggregate payments by Company in excess of $10,000 or which have a remaining term in excess of two years, (iii) insurance policies, and (iv) all contracts that would, if terminated, have a Company Material Adverse Effect.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

8

3.11         Litigation, Etc.  There are no actions, suits, claims investigations or proceedings pending in any court or by or before any governmental agency to which Company is a party or otherwise affecting the Principal Assets or the Business as now or heretofore conducted by Company, and, to Company’s knowledge, after due inquiry, there is no action, suit, claim, investigation, proceeding, grievance or controversy threatened against Company with regard to or affecting the Principal Assets or the Business as now or heretofore conducted by it.  There is no action, suit, claim, investigation or proceeding known to Company, after due inquiry, which is pending or threatened which questions the validity or propriety of this Agreement or any action taken or to be taken by Company in connection with this Agreement.  Company is not subject to any judicial injunction or mandate or any quasi-judicial order or quasi-judicial restriction directed to or against it as a result of its ownership of the Principal Assets or its conduct of the Business as now or heretofore conducted by it and no governmental agency has at any time challenged or questioned in writing, or commenced or given notice of intention to commence any investigation relating to, the legal right of Company to conduct the Business or any part thereof as now or heretofore conducted by it, so as to materially and adversely affect the ownership and use of the Principal Assets.

3.12         Compliance with Laws, Etc.  Company has complied with all laws and regulations of any applicable jurisdiction with which it is or was required to comply in connection with its ownership of the Principal Assets and its conduct of the Business, the enforcement of which would have a material and adverse effect on the ownership of the Principal Assets or the conduct of the Business.  Company has all permits and permissions of governments, governmental authorities and quasi-governmental authorities necessary to own the Principal Assets and to conduct the Business as now conducted, except where failure to have such permits and permissions would have no material and adverse effect on the ownership of the Principal Assets or the conduct of the Business.

3.13         Governmental Approvals.  No authorization, consent or approval or other order or action of or filing or registration with any court, administrative agency, or other governmental or regulatory body or authority is required for the execution and delivery by Company of this Agreement or Company’s consummation of the Merger Transactions to which it is a party.

3.14         ERISA. Except as and to the extent as may be set forth in Schedule 3.14 annexed hereto, (i) Company has never sponsored, maintained or contributed to any employee pension benefit plan, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) is not required to contribute to, nor has ever been required to contribute to, any multi-employer plan within the meaning of Section 3(37)(A) of ERISA; (iii) does not sponsor or contribute to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, nor has it entered into any pay arrangements, plans or programs that are ERISA Plans; or (iv) have an ERISA or non-ERISA Plan that provides benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service other than coverage mandated by applicable law, deferred compensation benefits accrued as liabilities on financial statements, or benefits, the full cost of which are borne by the current or former employee or his beneficiary. The consummation of the transactions contemplated by this Agreement will not entitle any current or former employee or officer of Company to severance pay, unemployment compensation or any other payment, accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee or officer.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

9

3.15         Employee Plans. Except as otherwise disclosed herein or in Schedule 3.15 annexed hereto, neither Company nor any predecessor or subsidiary thereof has or maintains any employee benefit, bonus, incentive compensation, profit-sharing, equity, stock bonus, stock option, stock appreciation rights, restricted stock, other stock-based incentive, executive compensation agreement, employment agreement, deferred compensation, pension, stock purchase, employee stock ownership, savings, pension, retirement, supplemental retirement, employment related change-in-control, severance, salary continuation, layoff, welfare (including, without limitation, health, medical, prescription, dental, disability, salary continuation, life, accidental death, travel accident, and other insurance), vacation, holiday, sick leave, fringe benefit, or other benefit plan, program, or policy, whether qualified or nonqualified and any trust, escrow, or other agreement related thereto, covering any present or former employees, directors, or their respective dependents.

3.16         Certain Payments. To Company’s knowledge, neither Company nor any of its officers, employees or agents, nor any other person acting on behalf of Company, has directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any person who is, or may be in a position to help or hinder Company’s business, or assist it in connection with any actual or proposed transaction, which (i) might be reasonably expected to subject it to any material damage or penalty in any action or to have a Company Material Adverse Effect on Company or its business, assets, properties, financial condition or results of operations (a “Material Adverse Effect”), (ii) if not given in the past, might have reasonably been expected to have had a Material Adverse Effect, or (iii) if not continued in the future, might be reasonably expected to have a Material Adverse Effect or to subject Company to material suit or penalty in any action.

3.17         Hazardous Waste.  To Company’s knowledge, neither Company nor any previous owner, tenant, occupant or user of any real property now or previously owned or occupied by Company (“Real Property”) used, generated, manufactured, treated, handled, refined, processed, released, discharged, stored or disposed of any Hazardous Materials (as defined below) on, under, in or about the Real Property, or transported any Hazardous Materials to or from the Real Property.  “Hazardous Materials,” as used herein, refers to any flammable materials, explosives, radioactive materials, asbestos, organic compounds known as polychlorinated biphenyls, chemicals now known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including, without limitation, any substance defined as or included in the definition of “hazardous substances” under the Hazardous Materials Law (as defined herein).  No underground tanks or underground deposits of Hazardous Materials exist on, under, in or about the Real Property.

3.18         Applicable Laws. To Company’s knowledge, Company has conducted the Business in compliance with all applicable federal, state and local laws, ordinances or regulations, now or previously in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under, in or about the Real Property including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 8601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6401 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629, the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j, and any similar State or local laws and ordinances and the regulations now or previously adopted, published and/or promulgated pursuant thereto (collectively, the “Hazardous Materials Laws”).

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

10

3.19         Patents, Licenses and Permits.  The Principal Assets constitute all patents, licenses, permits, consents, approvals or authorizations of governments, governmental authorities or quasi-governmental authorities (both United States and foreign) currently owned or held by Company in connection with the Business (the “Patents, Licenses and Permits”), and, except as may be noted on Schedule 3.19, Company is the owner or exclusive licensee of each such Patent, License and Permit.  No claims made by third parties with respect to any of the Patents, Licenses and Permits are pending.  There are no decrees, licenses, sublicenses, agreements or limitations now in effect relating to any of the Patents, Licenses and Permits and there has been no notice to Company that any Patent, License or Permit infringes the rights of any third party or is being infringed by any third party.

3.20         Trademarks, Tradenames, etc.  Company does not own or use any registered or unregistered copyrights, trademarks, tradenames, service marks, service names, slogans or assumed names (nor are any of the same used or held for use) in connection with the conduct of the Business other than those listed in Schedule 3.20 hereto (the “Trademarks”), all of which are owned by Company.  No claims made by third parties with respect to any of the Trademarks are pending.  There are no decrees, licenses, sublicenses, agreements or limitations now in effect relating to any of the Trademarks and there has been no notice to Company that any Trademark infringes the rights of any third party or is being infringed by any third party.

3.21         Books and Records, etc.  Prior to the Closing Date, Company will make available to Parent copies of all books and records in Company’s possession relating to the Business and the Principal Assets, and on the Closing Date Company will deliver to Parent all such books and records in Company’s possession.

3.22         No Material Undisclosed Liabilities.  Except as provided in the Company’s audited financial statements, or its unaudited financial statements for the nine months ended September 30, 2014, or in Schedule 3.22, there are to the knowledge of the Company no liabilities or obligations of Company of any nature, whether absolute, accrued, contingent, or otherwise, other than (a) obligations under the Patents, Licenses and Permits and (b) liabilities and obligations that are in the aggregate less than $150,000.

3.23         Absence of Certain Events. To Company’s knowledge, and except as may be otherwise disclosed herein or by a written attachment hereto, no executive officer or director of Company has been within the past five (5) years, (i) a party to any bankruptcy petition against such person or against any business of which such person was affiliated; (ii) convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses; (iii) subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or (iv) found by a court of competent jurisdiction in a civil action by the Securities and Exchange Commission or the Commodity Futures Trading Commission, to have violated a federal or state securities or commodities law and which judgment has not been reversed, suspended or vacated.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

11

3.24         Tax Returns and Tax Liabilities.  Except as set forth in Schedule 3.24, Company has (i) filed all tax returns required to be filed in any jurisdiction to which it is subject, (ii) collected and timely paid over to the taxing authorities of each such jurisdiction all taxes required to be collected by Company from other persons, such as sales taxes, payroll taxes, etc., (iii) either timely paid in full all taxes due to be paid by it and all taxes claimed to be due and payable from it by each such jurisdiction (except for any such taxes as are being contested in good faith by appropriate proceedings), and any interest, additions to tax and penalties with respect thereto, or provided adequate reserves for the payment thereof, (iv) fully accrued on its books all taxes, and any interest, additions to tax and penalties with respect thereto, for any period through the date hereof which are not yet due, including such as are being contested, and (v) the amount of any reserves and accruals in respect of taxes is at least equal to the net amount of all taxes and any interest, additions to tax, penalties and deficiency assessments, payable or which in the future become payable by Company with respect to all periods up to and including the date hereof.

3.25         Officers and Employees.  Schedule 3.25 hereto contains a list of the names of each officer and each full-time employee of Company employed in the Business at the date hereof and such person’s position.  Since September 30, 2014, except as set forth on Schedule 3.25, there has been no change of, or agreement to change, any terms of employment, including without limitation, salary, wage rates or other compensation, of any officer or employee of Company employed in the Business.  Company will use its commercially reasonable best efforts to induce all employees of Company employed in the Business to continue their respective employment following the Closing Date.  For each employee hired by Company after January 1, 2014, Company has verified appropriate documents and has a verified and signed INS Form I-9 for each such employee, if required.  All such forms are in Company’s possession and shall be turned over to Parent for each employee accepting employment with Parent as of the Closing.  Company has not received any information that would lead it to believe that a material number of the employees of Company employed in the Business will or may cease to be employees of Company, or will refuse offers of employment from Parent, because of the consummation of the Merger Transactions to which it is a party.

3.26         Principal Assets Constitute the Business, etc.  The Principal Assets comprise all of the assets, property, rights and business owned by and employed by Company in connection with the Business and will enable Company to operate the Business in substantially the same manner after the Closing as it is being conducted immediately before the Closing.  All of the physical assets are serviceable for the purposes for which they are being used on the date hereof.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

12

3.27         Material Information.  To the knowledge of Company, neither the Schedules hereto nor this Agreement contains any untrue statement of a material fact or omit to state a material fact necessary to make information contained therein or herein not misleading.  To the knowledge of Company, there is no fact or condition which Company has not disclosed to Parent in writing which materially adversely affects the condition, financial or otherwise, of the Principal Assets or the Business or the prospects thereof or therefor, or the ability of Company to perform any of its obligations under this Agreement.

3.28         No Other Agreements to Sell Assets or Equity Interests.  To the knowledge of Company and other than pursuant to or contemplated by this Agreement, the Company has no legal obligation, absolute or contingent, to any person or firm to sell the Business or the Principal Assets relating to the Business (other than sales in the ordinary course of Company’s business) or any equity interest therein, or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto.

Section 4.  Representations and Warranties of Parent and Sub.  Parent and Sub hereby jointly and severally represent and warrant to Company as follows:

4.1         Corporate Existence, Power and Authority.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business as now being conducted, and to own, lease or otherwise hold its properties, to enter into this Agreement, and to carry out the Merger Transactions to which it is a party.

4.2         Corporate Action.  The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Merger Transactions have been authorized by all requisite corporate action on the part of Parent and Sub.

4.3         Validity.  This Agreement constitutes the legal, valid and binding obligation of each of Parent and Sub, enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

4.4         Qualification as a Foreign Corporation.  Each of Parent and Sub is duly qualified and in good standing as a foreign corporation and licensed to conduct its business as now being conducted in each jurisdiction in which Parent or Sub is required to be qualified to conduct its business, except where failure to be so qualified, in good standing and licensed would have no material and adverse impact on the ownership of its assets and properties or the conduct of Parent’s or Sub’s business as now conducted.

4.5         Conflict with Other Instruments.  Neither the execution and delivery of this Agreement by Parent or Sub nor the consummation by Parent or Sub of the Merger Transactions to which it is a party will (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on, or cause the triggering of a “due on sale” clause or similar restriction or provision affecting, any of its assets or properties pursuant to (A) the articles of incorporation or bylaws of Parent or Sub or (B) any material indenture, mortgage, lease, agreement or other instrument to which Parent or Sub is a party or by which it, or any of its assets or properties, may be bound or affected, or (ii) violate any provision of law, statute, rule or regulation to which Parent or Sub is subject or by which it or its properties are bound except where such violation would have no material and adverse impact on the ownership of its assets or properties or the conduct of Parent’s or Sub’s business as now conducted.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

13

4.6         Capitalization.

(a)  The authorized capital stock of Parent shall consist of 100,000,000 shares of common stock, $0.0001 par value and 25,000,000 shares of preferred stock, deemed to be “blank check” preferred.  As of September 30, 2014, 15,741,000 shares of Parent Common Stock were issued and outstanding. The rights, preferences and privileges of Parent Preferred Stock to be issued hereunder in exchange for Company Preferred Stock shall be as set forth on Schedule 4.6 attached hereto. Except as set forth on Schedule 4.6, there has been no change in the number of issued and outstanding shares of Parent Common Stock.  All of the issued and outstanding shares of Parent Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable.  Except as set forth on Schedule 4.6, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating Parent to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of Parent. Determined as of the Closing, after giving effect (i) to the redemption or surrender of the Parent Shares under the Transfer and Indemnity Agreement described in paragraphs 6.7 and 8.6 below and (ii) to the Split, Parent shall have no more than 39,197,400 shares of Parent Common Stock and 1,917,720 shares of Parent Preferred Stock issued and outstanding, respectively (the “Merger Total”), of which not less than 26,052,760 shares shall be held by Company Shareholders and 2,000,000 shares of Parent Common Stock shall be issued to investors upon completion of a placement in the amount of $2 million, as set forth on Schedule 4.6 (the “Placement”). (On a fully diluted basis giving effect to (i) the Split, (ii) conversion of the Parent Preferred Stock to Parent Common Stock , (iii) the Placement, and (iv) the redemption of the Parent Shares under the Transfer and Indemnity Agreement, the Merger Total as adjusted shall be 41,115,120 shares of Parent Common Stock outstanding, of which 27,970,480 shares shall be held by Company Shareholders.) The Merger Total excludes a warrant to acquire up to 500,000 shares of Parent Common Stock (determined after giving effect to the Split) (the “Merger Warrant”) issuable thereunder upon exercise delivered in exchange for an outstanding warrant of the Company. The Merger Warrant is not exercisable for at least twelve (12) months from the date of Closing and has a strike price of $2.50 per share.

(b)          To Parent’s knowledge, there are no voting trusts, stockholder agreements or other voting arrangements that have been entered into among the stockholders of Parent.

(c)          The Parent Common Stock, upon issuance in accordance with the Merger as provided in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

14

(d)          There are no outstanding contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of capital stock or any capital stock of any Subsidiary of Parent or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Parent or any other person.

4.7         Parent’s Jewelry Operations. Parent is currently engaged in marketing affordable jewelry, including a wide assortment of earrings, pendants and rings (the “Jewelry Operations”). Following the Closing, Parent will enter into a separate agreement whereby it will deliver to its current principal shareholder all of the assets and liabilities of the Jewelry Operations in exchange for consideration of (i) the conveyance to Parent of fifteen million shares of issued and outstanding common stock of Parent, (ii) an indemnification by the buyer to hold harmless Parent and Company against any payables, debts or other obligations of Jewelry Operations and (iii) payment by Parent to the buyer of $350,000.

4.8         Governmental Approvals.  No authorization, consent or approval or other order or action of or filing or registration with any court, administrative agency, or other governmental or regulatory body or authority is required for the execution and delivery by Parent or Sub of this Agreement or Parent’s or Sub’s consummation of the Merger Transactions to which it is a party.

4.9         Litigation.  Except as disclosed in the Parent SEC Reports (as defined in Section 4.11), (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting, nor to the knowledge of Parent are there any governmental or regulatory authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent or Sub to consummate the Merger Transactions to which it is a party, and there are no facts or circumstances known to Parent that could be reasonably expected to give rise to any such action, suit, arbitration, proceeding, investigation or audit, and (ii) neither Parent nor any of its Subsidiaries is subject to any order of any governmental or regulatory authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent or Sub to consummate the Merger Transactions to which it is a party.

4.10         Compliance with Laws, etc.  Each of Parent and Sub has complied with all laws and regulations of any applicable jurisdiction with which it is required to comply, the enforcement of which could materially impair the ability of Parent or Sub to perform its obligations under this Agreement.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

15

4.11         SEC Reports and Financial Statements.  Parent has delivered to the Company prior to the execution of this Agreement by direction to the SEC’s EDGAR website a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed or to be filed by Parent or any of its Subsidiaries with the SEC since December 20, 2013 (as such documents have since the time of their filing been amended or supplemented, the “Parent SEC Reports”), which are all the documents (other than preliminary material) that Parent and its Subsidiaries were required to file with the SEC since such date.  As of their respective dates, the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole) the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.  Each Subsidiary of Parent is treated as a consolidated Subsidiary of Parent in the Parent Financial Statements for all periods covered thereby.

4.12         Absence of Certain Changes or Events.  Except as disclosed in the Parent SEC Reports, (a) since September 30, 2014, there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries taken as a whole, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to Parent and its Subsidiaries but also generally affect other persons who participate or are engaged in the lines of business in which Parent and its Subsidiaries participate or are engaged and (b) between such date and the date hereof Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice or as contemplated in connection with this Agreement.

4.13         Absence of Undisclosed Liabilities.  Except for matters reflected or reserved against in the balance sheet (unaudited) for the period ended September 30, 2014 or as disclosed in Schedule 4.13, neither Parent nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or in connection with the Merger Transactions to which it is a party and (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

16

4.14         Tax Returns and Tax Liabilities.  Except as set forth in Schedule 4.14, each of Parent and Sub has (i) filed all tax returns required to be filed in any jurisdiction to which it is subject, (ii) collected and paid over to the taxing authorities of each such jurisdiction all taxes required to be collected by Parent from other persons, such as sales taxes, payroll taxes, etc., (iii) either paid in full all taxes due to be paid by it and all taxes claimed to be due and payable from it by each such jurisdiction (except for any such taxes as are being contested in good faith by appropriate proceedings), and any interest, additions to tax and penalties with respect thereto, or provided adequate reserves for the payment thereof, (iv) fully accrued on its books all taxes, and any interest, additions to tax and penalties with respect thereto, for any period through the date hereof which are not yet due, including such as are being contested, and (v) the amount of any reserves and accruals in respect of taxes is at least equal to the net amount of all taxes and any interest, additions to tax, penalties and deficiency assessments, payable or which in the future become payable by Parent or Sub with respect to all periods up to and including the date hereof.

4.15         Hazardous Waste.  To the best of Parent’s knowledge, neither Parent or Sub nor any previous owner, tenant, occupant or user of any real property owned, leased or occupied by Parent or Sub used, generated, manufactured, treated, handled, refined, processed, released, discharged, stored or disposed of any Hazardous Materials on, under, in or about such real property, or transported any Hazardous Materials to or from such real property.  No underground tanks or underground deposits of Hazardous Materials exist on, under, in or about such real property.

To the best of Parent’s knowledge, each of Parent and Sub has kept and maintained any real property owned, leased or occupied by Parent or Sub, including the groundwater on or under such real property, and conducted its business in compliance with all applicable federal, state and local laws, ordinances or regulations, now or previously in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under, in or about such real property including, without limitation, the Hazardous Materials Laws.

As of the date hereof, there are no Hazardous Materials Claims nor has there been any occurrence or condition on any real property owned, leased or occupied by Parent or Sub or adjoining or in the vicinity of such real property which could subject Company, Parent or Sub or such real property to any restrictions on ownership, occupancy, transferability or use of the Real Property under any Hazardous Material Laws.

Section 5.            Conditions Precedent to Obligations of Parent and Sub.  All obligations of Parent and Sub under this Agreement to be performed on and after the Closing Date are, at the option of Parent, subject to the satisfaction of the following conditions precedent at the Closing, as indicated below.

5.1         Proceedings Satisfactory.  All actions, proceedings, instruments, opinions and documents required to carry out this Agreement or incidental hereto, and all other related legal matters, shall be reasonably satisfactory to Parent and to counsel for Parent.  Company shall have delivered to Parent on the Closing Date such documents and other evidence as Parent may reasonably request in order to establish the consummation of the Merger Transactions to which it is a party, the taking of all corporate and other proceedings in connection therewith and the compliance with the conditions set forth in this Section 5, in form and substance reasonably satisfactory to Parent.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

17

5.2         Shareholder Approval.  This Agreement shall have been adopted by the requisite vote of the shareholders of Company under the California Code and Company’s Articles of Incorporation, if required under the California Code.

5.3         Representations and Warranties of Company Correct.  The representations and warranties made by Company in Section 3 shall be (and tender by Company of any documents required to be delivered at the Closing by it shall constitute a representation by Company as at the Closing that, except as otherwise specifically approved in writing by Parent, such representations and warranties of Company are) true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of the Closing Date after giving effect to any transactions or other actions contemplated hereby.

5.4         Compliance with Terms and Conditions.  All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Company on or before the Closing Date shall have been (and tender by Company of any documents required to be delivered at the Closing shall constitute a representation by Company as at the Closing that, except as otherwise specifically approved in writing by Parent, they have been) complied with and performed in all material respects.

5.5         No Proceedings Pending.  No action, suit, claim, investigation or proceeding by or before any court, administrative agency or other governmental or regulatory body or authority shall have been instituted or threatened which may restrain, prohibit or invalidate any of the Merger Transactions to which it is a party or which may affect the right of Company to operate or control after the Closing Date the Principal Assets or the Business, or any part thereof.

5.6         No Material Change.  There shall have been no material adverse change in the condition, financial or otherwise, of Company or the Principal Assets, or in the prospects thereof or therefor, and none of Company or the Principal Assets shall have been, in the judgment of Parent, adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of, any fire, flood, accident, explosion, strike, labor disturbance, riot, act of God or the public enemy or other calamity or casualty.  Company shall not (i) be involved in any unresolved labor trouble or dispute which materially and adversely affects the business or prospects of Company; (ii) have become a party to any collective bargaining agreement; or (iii) have suffered any liability, judgment, lien or termination of contract or the imposition of any obligation, the effect of which shall, in the judgment of Parent, be materially adverse to Company, the Principal Assets of the prospects of either.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

18

5.7         Certificates.  Company shall have delivered to Parent (i) a copy of the articles of incorporation, as amended, of Company, certified as of a recent date by the Secretary of State of Company’s jurisdiction of incorporation, and a long-form certificate as to the good standing of Company from such official, in each case dated as of a recent date; (ii) a certificate as to the good standing of Company as a foreign corporation qualified to do business in California and a tax certificate of good standing from the Secretary of State of Nevada dated as of a recent date; (iii) a certificate of the Secretary of Company dated the Closing Date and certifying (A) that attached thereto is a true, correct and complete copy of the by-laws of Company as in effect on the date of such certificate and at all times since a date prior to the date of the resolutions of Company described in item (B) below, (B) that attached thereto is a true, correct and complete copy of the resolutions adopted by the Board of Directors of Company authorizing the execution, delivery and performance of this Agreement and all other documents delivered by Company in connection herewith and the consummation by Company of the Merger Transactions to which it is a party and such other documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of Company has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to (i) above and no action has been taken by Company or its shareholders, directors or officers in contemplation of the filing of any such amendment or in contemplation of the liquidation or dissolution of Company, and (D) as to the incumbency and specimen signature of each officer of Company executing this Agreement or any other document delivered in connection herewith; (iv) a certificate of another officer of Company dated the Closing Date as to the incumbency and signature of the Secretary of Company; (v) a certificate of the Chairman of the Board of Directors, President or a Vice President of Company and its chief financial officer or chief accounting officer stating that the representations and warranties of Company in Section 3 hereof are true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date and Company has complied with all the terms and provisions contained in this Agreement or in the other documents delivered in connection herewith on its part to be observed or performed; and (vi) such other documents as Parent may reasonably request.

5.8         Arrangements as to Employees.  Company shall have paid or properly accrued for all amounts of salary, wages and vacation pay due to all employees of Company through the close of business on the Closing Date and shall have remitted or set aside for remittance to the appropriate authority all withholding, social security and other employer and employee taxes due or to become due in respect of the operation of Company’s business through such date.

5.9         Cash or Cash Equivalents.  Upon the Merger, Parent and Company shall have a total of not less than $1,000,000 of cash or cash equivalents in their combined accounts.

Section 6.            Conditions Precedent to Obligations of Company.  All obligations of Company hereunder to be performed on or after the Closing Date are, at the option of Company, subject to the satisfaction of the following conditions precedent at the Closing, as indicated below.

6.1         Proceedings Satisfactory.  All actions, proceedings, instruments, opinions and documents required to carry out this Agreement or incidental hereto and all other related legal matters (including the assumption of Parent’s liabilities) shall be reasonably satisfactory to Company and to counsel for Company.  Parent shall have delivered to Company on the Closing Date such documents and other evidence as Company may reasonably request in order to establish the consummation of the Merger Transactions to which it is a party, the taking of all corporate and other proceedings in connection therewith and the compliance with the conditions set forth in this Section 6, in form and substance reasonably satisfactory to Company.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

19

6.2         Shareholder Approval.  This Agreement shall have been adopted by the requisite vote of the shareholders of each of Parent and Sub as may be required under applicable law.

6.3         Representations and Warranties of Parent and Sub Correct.  The representations and warranties made by Parent and Sub in Section 4 of this Agreement shall be (and tender by Parent or Sub of any documents required to be delivered at the Closing by it shall constitute a representation by Parent and Sub at the Closing that, except as otherwise specifically approved in writing by Company, such representations and warranties of Parent and Sub are) true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of the Closing Date after giving effect to any transactions or other actions contemplated hereby.

6.4         Compliance with Terms and Conditions.  All the terms, covenants and conditions of this Agreement to be complied with and performed by Parent or Sub on or before the Closing Date shall have been (and tender by Parent or Sub of any documents required to be delivered at the Closing by it shall constitute a representation by Parent and Sub as at the Closing that, except as otherwise specifically approved in writing by Company, they have been) complied with and performed in all material respects.

6.5         Certificates.  Parent shall have delivered to Company (i) a copy of the articles of incorporation, as amended, of each of Parent and Sub, certified as of a recent date by the Secretary of State of the jurisdiction of its incorporation; (ii) a certificate of the Secretary of Parent dated the Closing Date and certifying (A) that attached thereto is a true, correct and complete copy of the by-laws of each of Parent and Sub as in effect on the date of such certificate and at all times since a date prior to the date of the resolutions of Parent and Sub described in item (B) below, (B) that attached thereto is a true, correct and complete copy of the resolutions adopted by the Board of Directors of each of Parent and Sub authorizing the execution, delivery and performance of this Agreement and all other documents delivered by Parent and Sub in connection herewith and the consummation by Parent and Sub of the Merger Transactions to which it is a party and such other documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the articles of incorporation of Parent and Sub have not been amended since the date of the last amendment thereto furnished pursuant to (i) above and no action has been taken by Parent or Sub or its respective shareholders, directors or officers in contemplation of the filing of any such amendment or in contemplation of the liquidation or dissolution of Parent or Sub, and (D) as to the incumbency and specimen signature of each officer of Parent and Sub executing this Agreement or any other document delivered in connection herewith; (iii) a certificate of another officer of Parent dated the Closing Date as to the incumbency and signature of the Secretary of Parent and Sub; (iv) a certificate of the Chairman of the Board of Directors, President or a Vice President of Parent stating that the representations and warranties of Parent and Sub in Section 4 hereof are true and correct as of the Closing Date with the same force and effect as if made on and as of  the Closing Date and each of Parent and Sub has complied with all the terms and provisions contained in this Agreement or in the other documents delivered in connection herewith on its part to be observed or performed; and (v) such other documents as Company may reasonably request.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

20

6.6         Capitalization Assumptions.  As set forth and based on the assumptions set forth in Schedule 6.6, including (i) any other adjustments contemplated in this Agreement and (ii) completion of the Closing, Company Shareholders shall own beneficially not less than the percentage of the Parent’s issued and outstanding shares of common stock as set forth in Schedule 6.6.

6.7         Elimination of Liabilities.  Parent shall have fully and indefeasibly eliminated and discharged or committed to have eliminated and discharged all obligations and liabilities of Parent and Sub to the satisfaction of Company and its counsel as required under Section 8.6, including, without limitation, all obligations and liabilities of the Jewelry Operations as recited within that certain Business Transfer and Indemnity Agreement which the parties shall enter into within three business days following the date of this Agreement (the “Transfer and Indemnity Agreement”).

6.8         Parent Director Resignations. Each of the Parent Directors and officers of Parent shall have (i) resigned as a director of Parent and (ii) tendered his or her resignation as an officer of Parent, and the replacement Parent Directors and officers designated by the Company shall have been appointed .

6.9         Cash or Cash Equivalents.  Immediately following the Merger, Parent and Company shall have a total not less than $1,000,000 of cash or cash equivalents in their combined accounts.

 Section 7.           Additional Covenants of Company.

7.1         Consents.  Company covenants to Parent and Sub that it will use its commercially reasonable efforts to obtain or cause to be obtained from any required parties any consents, approvals, authorizations or waivers required hereunder in connection with the Merger.

7.2         Cooperation.  Company covenants to Parent and Sub that, from the date hereof to and including the Closing Date, it will:

(a)         Access to Information.  Cooperate and cause others under the control of Company to cooperate to the end of providing Parent and its counsel, accountants and other designated representatives full access during normal business hours to the properties, books, contracts, commitments and other records (including computer files, retrieval programs and related documentation) of Company relating to the Principal Assets or the Business, and Company will furnish or cause to be furnished to Parent and such representatives during such period all such information and data concerning the same as Parent or such representatives reasonably may request.  Parent may, from the date hereof to the Closing Date, contact vendors, customers and manufacturers and others with whom Company does business in connection with the Business; and

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

21

(b)         Keep Parent Informed.  Promptly notify Parent of any material matter or thing occurring which adversely affects the condition, financial or otherwise, of the Principal Assets or the Business, or the prospects thereof or therefor.

7.3         Preserve the Business.  Company covenants to Parent and Sub that, from the date hereof to and including the Closing Date:

(a)          Company will do or cause to be done all things necessary and appropriate to (A) continue operation of the Business in the ordinary course in the same manner in which it has heretofore been conducted; (B) preserve intact the business organization and reputation of Company; (C) continue and maintain in force any insurance; (D) except as otherwise contemplated herein, use its best efforts to keep available the services of the management and employees of Company; and (E) preserve the goodwill of suppliers, customers and others having business relations with Company; and

(b)          Company will not, without the prior consent of Parent, (A) sell (except in the ordinary course of the conduct of the Business), pledge, assign, lease, give a security interest in or otherwise encumber any of the Principal Assets; (B) enter into any commitment with respect to the operation of the Business, except in the ordinary course of the conduct of the Business; (C) voluntarily incur or become subject to, or agree to incur or become subject to, any obligation or liability (absolute or contingent) in connection with the Business, except current liabilities incurred and obligations under contracts entered into in the ordinary course of the conduct of the Business; (D) discharge or satisfy any lien or encumbrance or pay any obligation or liability (absolute or contingent) in connection with the Business, except current liabilities incurred in the ordinary course of the conduct of the Business; (E) declare or make, or enter into any agreement to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to shareholders of Company, or purchase or redeem, or agree to purchase or redeem, any of its stock or other securities; (F) mortgage, pledge, or suffer any lien, charge or any other encumbrance, or enter into any agreement to do so, in respect to any of the Principal Assets; (G) sell or transfer, or enter into any agreement to sell or transfer, any of the Principal Assets or cancel or enter into any agreement to cancel any debts or claims, except in each case in the ordinary course of the conduct of the Business; (H) bring about or cause to occur any extraordinary losses or waive any rights of substantial value; (I) enter into any transactions other than in the ordinary course of the conduct of the Business; (J) terminate any material contract, agreement, license or other instrument to which it is a party, except agreements which are by their terms terminable in the ordinary course of the conduct of the Business; (K) through negotiation or otherwise, make any commitment or incur any liability or obligation to any labor organization; (L) make, or agree to make, any accrual or arrangement for or payment of bonuses or special compensation of any kind to any officer, employee or agent (except as permitted or required by this Agreement); (M) increase the rate of compensation payable or to become payable by Company to any of its officers, employees or agents over the rate being paid to them at the date of this Agreement; (N) directly or indirectly, pay or make a commitment to pay any severance or termination pay to any officer, employee or agent; (O) introduce any new method of accounting in respect of the Principal Assets, Business, or rights applicable thereto; (P) make any capital expenditures or enter into commitments for capital expenditures exceeding in the aggregate $10,000; or (Q) enter into any transactions other than in the ordinary course of the conduct of the Business.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

22

7.4         Ordinary Course.  Company covenants to Parent and Sub that, notwithstanding Section 7.3, at all times from and after the date hereof until the Closing Date, it covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing) Company and each of its Subsidiaries shall conduct its businesses only in, and none of Company and such Subsidiaries shall take any action except in, the ordinary course consistent with past practice.

Section 8.            Additional Covenants by Parent and Sub.

8.1         Consents and Waivers.  Each of Parent and Sub will use commercially reasonable efforts to assist Company in obtaining from any required parties any consents, approvals, authorizations or waivers required hereunder in connection with the Merger.

8.2         Books and Records.  After the date hereof, Parent and Sub shall permit Company and its authorized representatives, in connection with (i) the preparation of Company’s tax returns, (ii) the determination or enforcement of Company’s rights and obligations under this Agreement, (iii) Company’s compliance with the requirements of any governmental or quasi-governmental authority or body or (iv) the matters described in paragraph I below, to have reasonable access during normal business hours to the Books and Records relating to the operation of the Business prior to the Closing Date.

8.3         Related Transactions.  As soon as practicable prior to or following the Closing, as applicable, the Parent shall prepare and file with the SEC any statement if required pursuant to Rule 14f-1 promulgated under the Exchange Act, and send the statement to all Parent shareholders immediately after the Closing.  Parent and Company shall use their respective best efforts to obtain effectiveness of any such statement should any comments arise from the SEC.

8.4         Announcing Report.  Contemporaneous with or prior to the earlier of (i) Parent’s first public announcement of the transactions contemplated hereby and (ii) 5:30 p.m. (New York City time) on the fourth (4th) business day following the Closing Date, Parent shall file a Form 8-K with the SEC describing the terms of the transactions contemplated by this Agreement in the form required by the Exchange Act, including any required financial statements (the “Announcing Form 8-K”).  Parent shall not make any public announcement regarding the transactions contemplated hereby prior to the Closing, unless otherwise required by the rules and regulations of the SEC or other authority.

8.5         Ordinary Course.  At all times from and after the date hereof until the Closing Date, Parent covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Company shall otherwise consent in writing) Parent and each of its Subsidiaries shall conduct its businesses only in, and none of Parent and such Subsidiaries shall take any action except in, the ordinary course consistent with past practice.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

23

8.6         Elimination of Liabilities.  Except as set forth in Schedule 8.6, Parent shall cause the cumulative obligations and liabilities of Parent and Sub immediately prior to the Effective Time to consist solely of the liabilities for legal expenses, escrow fees.  Parent shall cause all other obligations and liabilities of Parent and Sub to be satisfied or assumed by prior management of the Parent (together with appropriate releases or indemnities in favor of Parent and Sub), in form and substance satisfactory to Company and its counsel, pursuant to the terms of the Transfer and Indemnity Agreement to be entered within three business following the Effective Date. Under terms of the Transfer and Indemnity Agreement Parent will convey (i) the Jewelry Operations, inventory, all liabilities including those of a related party note in the principal amount of $26,661 and all other claims existing as of the date of that agreement and (ii) deliver $350,000 and Parent will receive (x) 15 million shares of Parent Common Stock (determined before giving effect to the Split) (the “Parent Shares”) and (y) and indemnity holding Parent harmless from all claims or obligations arising from operations of Parent prior to the Effective Date.

8.7         Post-Closing Equity Plan. Following the Closing, Parent may adopt a stock equity plan (the “Equity Plan”) containing such terms and provisions as Parent’s board of directors may deem to be in the best interests of Parent. The Equity Plan shall be for the benefit of employees, directors and consultants of Parent and the Company, provided that grants under the Equity Plan shall not in the aggregate exceed fifteen percent (15%) of the outstanding shares of common stock after giving effect to the Split and to shares of Parent Common Stock issuable upon conversion of all Parent Preferred Stock, and, provided further that for a period of 12 months after the Closing, Parent shall not register with the Securities and Exchange Commission any of the shares to be issued or reserved for issuance under the Equity Plan, and provided further that all shares or other securities granted under the Equity Plan shall be “locked up” and not be permitted to be sold, hypothecated or transferred for a period that shall terminate not earlier than the date that is the one year anniversary of the Closing.

Section 9.            Indemnification.

9.1         Indemnity Agreement of Company.  Subject to the provisions and limitations of this Section 9, Company, for itself, its successors and assigns, agrees to indemnify and save harmless each of Parent and Sub and its respective officers, directors, representatives, and agents from and against:

(a)         Failure to Perform Obligations.  Any Event of Loss (as defined below) or Loss (as defined below) arising as a result of Company’s failure to perform or discharge any of its duties or obligations to be performed by Company hereunder prior to the Closing Date; and

(b)         Breach of Representation Warranty or Covenant.  Any Event of Loss or Loss arising from any breach of a representation, warranty or covenant of Company set forth in this Agreement.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

24

9.2         Indemnity Agreement of Parent and Sub.  Subject to the provisions and limitations of this Section 9, each of Parent and Sub, for itself, its successors and assigns, agrees to indemnify and save harmless Company from and against:

 (a)         Failure to Perform Obligations.  Any Event of Loss or Loss arising as a result of Parent’s or Sub’s failure to discharge or perform any duties or obligations to be performed by Parent or Sub hereunder prior to the Closing Date; and

 (b)         Breach of Representation, Warranty or Covenant.  Any Event of Loss or Loss arising from any breach of a representation, warranty or covenant of Parent or Sub set forth in this Agreement.

9.3         Definition of “Loss”.  Any party to this Agreement against which indemnification may be sought pursuant to this Section 9 shall be herein called an “Indemnifying Party,” and any person entitled to indemnification pursuant to this Section 9 shall be herein called an “Indemnified Party.”  The occurrence of an event which may result in a loss, cost, expense or liability of an Indemnified Party hereunder as to which the Indemnifying Party shall have received notice from the Indemnified Party shall be herein called an “Event of Loss,” and the amount of any loss, cost, expense or liability of any kind whatsoever (including legal fees and disbursements incurred in connection therewith) incurred by an Indemnified Party shall be herein called a “Loss;” provided, however, that for purposes of computing the amount of Loss incurred by any Indemnified Party, there shall be deducted an amount equal to the amount of any insurance proceeds (other than self-insurance) directly or indirectly received by such Indemnified Party in connection with such Loss or the circumstances giving rise thereto.

Upon payment by an Indemnified Party of any Loss, the Indemnifying Party shall discharge its obligation to indemnify the Indemnified Party against such Loss by paying to the Indemnified Party an amount that, on an after-tax basis reflecting the hypothetical tax consequences, if any, of the receipt of such amount, shall be equal to the hypothetical after-tax amount of such Loss by taking into account the hypothetical tax consequences, if any, to the Indemnified Party of the payment of such Loss.  For purposes of this Section 9, references to “after-tax basis,” “hypothetical” tax consequences and “hypothetical” after-tax amount refer to calculations of foreign, federal, state and local tax at the maximum statutory rate (or rates, in the case of an item of income or deduction taxable or deductible for purposes of more than one tax) applicable to the Indemnified Party for the relevant year, after taking into account, for example, the effect of deductions available for other taxes such as state and local income taxes, which effect would similarly be calculated on the basis of the maximum statutory rate (or rates) of the tax (or taxes) for which such deduction was available.

9.4         Insurance Proceeds Received After Indemnification.  Each party agrees that, if it receives any payments from the other party hereto with respect to any Loss pursuant to this Section 9 and subsequently such party receives any amount of insurance proceeds (other than from self-insurance) in connection with any such Loss or the circumstances giving rise thereto, such party agrees to promptly deliver or cause to be delivered the amount of such insurance proceeds to the party that made such indemnification payments pursuant to this Section 9; provided, however, a party shall not be required to pay (or cause to be paid) to the other party an amount of insurance proceeds in excess of the payment in respect of the related Loss paid by the Indemnifying Party.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

25

9.5         Deductible Amount and Time Period.  An Indemnifying Party shall not be required to make any indemnification payments hereunder for which such Indemnifying Party would otherwise be liable under this Section 9 until (and then only to the extent that) the total of all amounts to which, but for the provisions of this sentence, the Indemnified Party would be entitled pursuant to this Section 9 with respect to all Losses actually exceeds $25,000; provided, however, that the limitations on liability set forth in this sentence shall not be applicable to (i) any claim against an Indemnifying Party alleging fraudulent misrepresentation or (ii) any payments to be made by the Indemnifying Party pursuant to any provision of this Agreement (other than those set forth in this Section 9) or any provision of the instruments of assumption referred to herein.

Notwithstanding anything in this Section 9 to the contrary, the Indemnifying Party shall have (i) no liability for any Loss arising out of claims of a person not a party or an affiliate of a party to this Agreement as to which the Indemnifying Party shall not have received notice within six years from the Closing Date and (ii) no liability for any Loss arising out of claims under this Agreement (other than those referred to in clause (i) of this sentence) as to which the Indemnifying Party shall not have received notice within four years from the Closing Date.

9.6         Defense of Claims.  In case any legal action shall be commenced or threatened (provided that in the case of a threatened legal action the Indemnified Party believes in good faith that an indemnifiable Loss is likely to occur) against an Indemnified Party which could result in a Loss, the Indemnified Party shall promptly notify the Indemnifying Party in writing.  After receipt of any such notice, the Indemnifying Party shall have the right, exercisable by written notice of exercise to the Indemnified Party promptly after receipt of the notice provided for in the next preceding sentence, (A) to participate in and (B) assume (and control) the defense of such action, at its own expense and with its own counsel, provided such counsel is satisfactory to the Indemnified Party.  If the Indemnifying Party elects to assume the defense of such action, the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action.  The Indemnified Party shall have the right to participate in (but not control) the defense of any such action, but the fees and expenses of counsel for the Indemnified Party shall be at its own expense except as set forth in the following sentence.  The Indemnifying Party shall bear the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnified Party shall have retained such counsel due to actual or potential conflicting interests between the Indemnified Party and the Indemnifying Party, (ii) the Indemnifying Party shall not elect to assume the defense of the action, (iii) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnified Party to represent the Indemnifying Party in connection with its assumption of the defense of the action within a reasonable time after notice pursuant to the first sentence of this paragraph is delivered to the effect that such action has been commenced or is threatened, or (iv) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party to handle the defense of the action at the expense of the Indemnifying Party.  In no event will the Indemnifying Party be liable for any settlement or admission of liability with respect to any action without its prior written consent, which shall not be unreasonably withheld, but if settled with such consent, the Indemnifying Party shall be liable therefor, subject to the limitations set forth in this Section 9.  The Indemnifying Party may not settle any liability or claim subject to indemnification pursuant to this Section 9 without the consent of the Indemnified Party and on any basis that does not provide for a full release of the Indemnified Party.  Any participation in, or assumption of the defense of, any action by an Indemnifying Party shall be without prejudice to the right of the Indemnifying Party, and shall not be construed as a waiver of its right to deny the obligation to indemnify the Indemnified Party.  The giving of notice, as above provided, of a loss, damage, cost or expense claimed to be indemnifiable hereunder, to exercise the right, as the same is provided (and limited) herein, to participate in and assume control of the defense against such claim, shall be a prerequisite to any obligation to indemnify; provided, however, that the Indemnified Party’s rights pursuant to this Section 9 shall not be forfeited by reason of a failure to give such notice or to cooperate in the defense to the extent such failure does not have a material and adverse effect on the defense of such matter.  Notwithstanding any of the above, Parent shall have control of any action arising from a tax claim to the extent such claim is reflected on Parent’s tax returns.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

26

9.7         Payment of Loss; Subrogation.  Any Loss for which an Indemnified Party is entitled to payment hereunder shall be paid by the Indemnifying Party upon written demand by the Indemnified Party.  The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other persons with respect to any Loss paid by the Indemnifying Party under this Section 9.  The Indemnified Party shall cooperate with the Indemnifying Party to a reasonable extent, at the Indemnifying Party’s expense, in the assertion by the Indemnifying Party of any such claims against such other persons.

9.8         Notice of Event of Loss.  Each party agrees that it will give notice to the other party hereunder promptly, but in no event later than 30 days, after the receipt by one of its responsible officers of knowledge of a state of facts which, if not corrected, would be an Event of Loss hereunder.  Each party shall make available to the other party and its counsel and accountants, at reasonable times and for reasonable periods, during normal business hours, all books and records of such party relating to any such possible Event of Loss, and each party will render to the other such assistance as it may reasonably require of the other in order to insure prompt and adequate prosecution of the defense of any suit, claim or proceeding based upon such state of facts.

Section 10.            Termination of Agreement.  This Agreement and the transactions contemplated hereby may be terminated in the following manner:

10.1         This Agreement may be terminated at any time before Closing by the mutual consent of the Board of Directors of Parent (on behalf of Parent and Sub) and the Board of Directors of Company.

10.2         Parent (on behalf of Parent and Sub) may terminate this Agreement, at its sole option, if the Closing has not occurred by December 31, 2014.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

27

10.3         Company may terminate this Agreement, at its sole option, if the Closing has not occurred by December 31, 2014.

10.4         Either Parent or Company may terminate this Agreement prior to Closing if:

(a)          the other (with Parent and Sub being one party for this purpose) breaches its representations, warranties or covenants herein in any material respect; or

(b)          any event occurs or fails to occur which renders impracticable satisfaction of any of the conditions to its respective obligations under Sections 6 or 7 hereof.

10.5         Upon termination of this Agreement as provided for above and notwithstanding any other provision of this Agreement, none of the parties hereto shall have any further rights or obligations hereunder.  In the event of the termination of this Agreement pursuant to the preceding sentence, the provisions set forth in the first sentence of Section 11.1 and in Section 11.4 shall survive such termination.

10.6         Written notice of termination of this Agreement, as provided for in this Section 10, shall be given by the party so terminating to the other party hereto, in accordance with the provisions of Section 11.12 hereof.

Section 11.            Miscellaneous Provisions.

11.1         Expenses.  Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to the origination, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including all legal and accounting fees and disbursements.

11.2         Payment and Expenses of Other Parties.  Company, Parent and Sub agree that if subsequent to the Closing Date any of them shall receive any payment due to another party each shall promptly remit the same to the other (net of any tax imposed upon either party in respect of the receipt of such payment), and if any party shall pay any obligations of the other not assumed by it hereunder, the payment shall be for the account of the party to whom the obligation relates and such party shall promptly reimburse the other party for any such payment.

11.3         Annexes and Schedules.  The Annexes and Schedules attached hereto are incorporated herein and made a part hereof for all purposes.  As used herein, the expression “this Agreement” means the body of this Agreement and such Annexes and Schedules; and the expressions “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement and such Annexes and Schedules as a whole and not to any particular part or subdivision thereof.

11.4         Survival of Obligations.  Subject to the applicable limitations of Section 10 above, the respective representations, warranties, covenants and agreements of the parties to this Agreement shall survive consummation of the transactions contemplated by this Agreement and shall continue in full force and effect after the Closing Date.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

28

11.5         Amendments and Waivers.  Except as otherwise specifically stated herein, any provision of this Agreement may be amended by, and only by, a written instrument executed by Parent on one part (acting as a single party for purposes of this Section 11.5 with Sub) and Company on another part.  Company may extend the time for or waive the performance of any obligation of Parent or Sub, waive any inaccuracies in the representations or warranties by Parent or Sub or waive compliance by Parent or Sub with any of the terms and conditions contained in this Agreement.  Any such extension or waiver shall be in writing and executed by Company.  Parent may extend the time for or waive the performance of any obligations of Company, waive any inaccuracies in the representations or warranties by Company, or waive compliance by Company with any of the terms and conditions contained in this Agreement.  Any such extension or waiver shall be in writing and executed by Parent.

11.6         Further Assurances.  From and after the Closing Date, the parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, and doing any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

11.7         Public Statements.  Except as may be required by law, none of Company, Parent or Sub shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the others with a written copy of the text of such release or statement and obtaining the consent of the other (with Parent acting on behalf of itself and Sub) respecting such release or statement.

11.8         Confidentiality.  If the transactions contemplated by this Agreement shall be consummated, (i) Company shall keep this Agreement, the terms hereof, and all documents and information relating to this Agreement and to the Business confidential, except as may be required by law and (ii) Parent and Sub shall keep this Agreement, the terms hereof, and all documents and information received from Company, to the extent they relate to anything other than the Business, confidential, except as may be required by law.  In the event that the transactions contemplated by this Agreement shall not be consummated, each party (with Parent acting on behalf of itself and Sub as a single party for purposes of this Section 11.8) (i) shall return to the other party all such documents and written information as it shall have received from the other party in connection with this Agreement, (ii) shall treat such documents and information as confidential, and (iii) shall not disclose or utilize, and shall use its best efforts to prevent any of its employees from disclosing or utilizing, such documents and information.  However, in any event, the restrictions of this Section 11.8 shall not apply (i) in the case of Parent, to any document or information if such document or information (A) was already known to Parent, as evidenced by Parent’s written records, prior to the receipt of such document or information from Company, (B) was publicly available at the time of the disclosure of such document or information by Company to Parent or subsequently became publicly available through no fault of Parent, or (C) was approved for public disclosure by the written authorization of Company and (ii) in the case of Company, to any document or information, if such document or information (A) was publicly available at the time of disclosure of such document or information by Company to Parent or subsequently became available through no fault of Company or (B) was approved for public disclosure by the written authorization of Parent.  Notwithstanding any termination of this Agreement, the parties’ obligations under this Section 11.8 shall continue and survive such termination for a period of five years from the date hereof.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

29

11.9         Parties Bound.  This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and permitted assigns.  The respective rights and obligations of any party hereto shall not be assignable without the consent of the other parties except that any and all obligations, duties, liabilities, rights and benefits owing to Parent or Sub or to be performed by Parent or Sub may be assigned to, and thereafter assumed and performed or received by, any corporation or partnership (designated by Parent by notice to Company) of which 100% of the capital stock or equity interests are owned directly or indirectly by Parent or any corporation or partnership which owns directly or indirectly 100% of the capital stock of Parent, or a limited partnership of which Parent or a wholly-owned subsidiary of Parent is the sole general partner; provided, however, that Parent or Sub, as applicable, will be liable for all obligations of Parent or Sub, as applicable, to be performed hereunder to the extent not performed by such corporation or partnership in accordance with the terms hereof.

11.10         Governing Law.  This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of California, provided that the effect of the Merger shall be as provided under the law of the State of California.

11.11         Remedies.  Each party recognizes that money damages may be inadequate to compensate a party for a breach by the other party of its obligations under this Agreement, and each party agrees that in the event of such a breach non-breaching party may apply for an injunction of specific performance or the granting of such other equitable remedies as may be awarded by a court of competent jurisdiction in order to afford the non-breaching party the benefits of this Agreement and that the breaching party shall not object to such application, entry of such injunction or granting of such other equitable remedies on the ground that money damages will be sufficient to compensate the non-breaching party.

11.12         Notices.  Any notice, demand, approval, consent, request, waiver or other communication which may be or is required to be given pursuant to this Agreement shall be in writing and shall be deemed given on the earlier of the day actually received or on the close of business on the second business day next following the day when deposited in the United States mail, postage prepaid, certified or registered, addressed to the party at the address set forth after its respective name below, or at such different address as such party shall have theretofore advised the other party in writing, with copies sent to the persons indicated:

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

30

If to Company:

NuGene, Inc.

720 Paularino Avenue

Costa Mesa, California 92626

Attention:  Ali Kharazmi, Chief Executive Officer

If to Parent or Sub:

Bling Marketing, Inc.

150 West 46th Street, Suite 5R

New York, New York 10036

Attention: Dena Kurland, Chief Executive Officer

11.13         Number and Gender of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and the words of any gender shall include each other gender where appropriate.

11.14         Captions.  The captions, headings and arrangements used in this Agreement are for convenience only and do not affect, limit or amplify the terms and provisions hereof.

11.15         Invalid Provisions.  If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

11.16         Accounting Terms.  Unless otherwise specified or agreed to in writing by the parties hereto, all accounting terms used in this Agreement shall be interpreted in accordance with United States generally accepted accounting principles applied on a consistent basis.

11.17         Entirety of Agreement.  This Agreement contains the entire agreement between the parties.  No representation, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.  This Agreement replaces and supersedes in its entirety the Term Sheet.

11.18         Currency.  All dollar amounts stated herein, unless otherwise specified, are stated in United States currency.

11.19         Brokerage and Finder’s Fees.  Each party hereto agrees to pay all expenses and fees it has incurred to the extent that it has engaged a broker or finder in connection with this transaction and further agrees to indemnify and save the other party hereto harmless from any claims by any such brokers or finders in connection with the Merger and the other transactions contemplated by this Agreement.

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

31

11.20         Multiple Counterparts; Facsimile Signature; Effectiveness.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one agreement.  This Agreement may be executed by facsimile signature, each of which shall be deemed an original for all purposes hereof. This Agreement shall become effective when executed and delivered by the parties hereto.

(remainder of the page intentionally left blank – signature page follows)

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

32

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

PARENT:

BLING MARKETING, INC.

By:
Dena Kurland, Chief Executive Officer

SUB:

NG ACQUISITION INC.

By:
Dena Kurland, Chief Executive Officer

COMPANY:

NUGENE, INC.

By:
Ali Kharazmi, Chief Executive Officer

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger

S-1

INDEX OF SCHEDULES

TO

AGREEMENT AND PLAN OF MERGER

by and among

NuGene, Inc.,

NG Acquisition Inc.,

and

Bling Marketing, Inc.

NuGene Schedules

Schedule	Title

I	Company Shareholders

3.7	Capitalization

3.9	Principal Assets

3.14	ERISA

3.15	Employee Plans

3.19	Exceptions to Ownership of Patents, Licenses and Permits

3.20	Exceptions to Ownership of Trademarks, etc.

3.22	Material Undisclosed Liabilities

3.24	Tax Returns and Tax Liabilities

3.25	Officers and Employees

Bling Marketing Schedules

4.6	Capitalization.

4.13	Absence of Undisclosed Liabilities.

4.14	Tax Returns and Tax Liabilities.

Schedules to Agreement and Plan of Merger

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger –

Schedule I

Company Shareholders

Stockholder Name	NuGene Common Stock	NuGene Preferred Stock
Ali Kharazmi	4,629,000	100,000
Saeed Kharazmi	4,629,000	100,000
Massoumeh Kharazmi	112,613
Fadi Elias	337,838
CAT Family Trust	675,676
Eric Sterling	337,838
Jason Winters	337,838
Kathy Ireland	675,676

Schedules to Agreement and Plan of Merger

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger –

Exhibit 3.7

Capitalization

Common Stock Issued and Outstanding	Preferred Stock Issued and Outstanding
11,935,479	200,000

Schedules to Agreement and Plan of Merger

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger –

Schedule 3.9

Principal Assets

Please see attached financial statements (unaudited) of the Company for the nine months ended September 30, 2014.

Schedules to Agreement and Plan of Merger

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger –

Schedule 3.14

ERISA

None.

Schedules to Agreement and Plan of Merger

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger –

Schedule 3.15

Employee Plans

None.

Schedules to Agreement and Plan of Merger

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger –

Schedule 3.19

Exceptions to Ownership of Patents, Licenses and Permits

None.

Schedules to Agreement and Plan of Merger

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger –

Schedule 3.20

Exceptions to Ownership of Trademarks, etc.

None.

Schedules to Agreement and Plan of Merger

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger –

Schedule 3.22

Material Undisclosed Liabilities

None.

Schedules to Agreement and Plan of Merger

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger –

Schedule 3.24

Tax Returns and Tax Liabilities

None.

Schedules to Agreement and Plan of Merger

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger –

Schedule 3.25

Officers and Employees

M. Ali Kharazmi – Chief Executive Officer and Director.

M. Saeed Kharazmi – Director.

Schedules to Agreement and Plan of Merger

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger –

Schedule 4.6

Capitalization

Capitalization of Bling Marketing, Inc. is as set forth on Form 10-Q filed with the Securities and Exchange Commission on October 10, 2014.

Schedules to Agreement and Plan of Merger

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger –

Schedule 4.13

Absence of Undisclosed Liabilities

None.

Schedules to Agreement and Plan of Merger

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger –

Schedule 4.14

Tax Returns and Tax Liabilities

None.

Schedules to Agreement and Plan of Merger

NuGene, Inc. /Bling Markering, Inc.

Agreement and Plan of Merger –